Exhibit 99.1

Monster Worldwide Receives Anticipated Nasdaq Notice

Regarding Delayed Filing of Form 10-Q

New York, August 14, 2006 — Monster Worldwide, Inc. (NASDAQ: MNST), the parent company of Monster, the leading global online careers and recruitment resource, today announced that it has received a Nasdaq Staff Determination notice stating that the Company is not in compliance with the filing requirements for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(14).

Monster Worldwide anticipated receipt of this notice because, as previously disclosed, the ongoing independent review of past stock option grant practices has caused the Company to delay the filing of its Quarterly Report on Form 10-Q for the period ended June 30, 2006.  Monster Worldwide, in accordance with Nasdaq procedures, will request a hearing to review the determination notice before a Nasdaq Listing Qualifications Panel.  Pending a decision by the hearing panel, Monster Worldwide’s common stock will remain listed on the Nasdaq National Market.

In June 2006, the Company announced that a committee of independent directors, with the assistance of independent legal counsel, is conducting an internal review of its historical stock option practices and related accounting treatment. As previously disclosed in a 12b-25 filing on August 8, 2006, the committee of independent directors, along with outside legal counsel, has determined that the Company is not in a position to state when a conclusion with respect to the necessity of a restatement will be reached, and therefore, the company will delay filing its Form 10-Q for the Quarter ended June 30, 2006.

Monster Worldwide intends to file its Form 10-Q as soon as possible after the completion of the special committee’s review.

About Monster Worldwide
Founded in 1967, Monster Worldwide, Inc. is the parent company of Monster®, the leading global online careers and recruitment resource.  The company also owns TMP Worldwide, one of the largest Recruitment Advertising agencies in North America.  Headquartered in New York with approximately 4,800 employees in 25 countries, Monster Worldwide (NASDAQ: MNST) is a member of the S&P 500 Index and the NASDAQ 100.  More information about Monster Worldwide is available at www.monsterworldwide.com.

Special Note:  Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and

Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions, competition, seasonality and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

Contacts

Investors and Media:
Monster Worldwide:	Robert Jones, (212) 351-7032, bob.jones@monsterworldwide.com
Kathryn Burns, (212) 351-7063, kathryn.burns@monsterworldwide.com
Weber Shandwick:	Peter Duda, (212) 445-8213, pduda@webershandwick.com